Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:      Patrick J. Haveron, CPA
                           Executive Vice President – Chief Executive Officer
                           Motor Club of America
                           95 Route 17 South
                           Paramus, NJ 07653
                           201-291-2112
                           E-mail: phaveron@motr.com

MOTOR CLUB ANNOUNCES FIRST QUARTER RESULTS;
ADDITIONAL INFORMATION ON TAKE-ALL-COMERS RELIEF
APPLICATION IN NEW JERSEY PRIVATE PASSENGER AUTOMOBILE

             PARAMUS, NEW JERSEY, May 17, 2001 - Motor Club of America (NASDAQ: MOTR) (“the Company”), which plans to change its name to Preserver Group, Inc. later this year, today reported its results for the first quarter 2001. Book value increased 3.5% to $14.62 per share at March 31, 2001. The Company has reserved a new stock symbol, “PRES”, with the Nasdaq Stock Market to occur concurrent with the name change.

             Continuing strong premium growth in Commercial Lines by Preserver and Mountain Valley reduced New Jersey private passenger automobile business to 42% of consolidated revenues, the lowest in the Company’s history. This percentage should continue to decline in the remainder of 2001 and beyond. For the three months ended March 31, 2001, revenues were $23,601,168 as compared to $19,698,432 for the same period in 2000. Net loss for the first quarter 2001 was $186,000 or $.09 per share, as compared to net income (restated) of $181,456 or $.09 per share for the same period in 2000.

             Archer McWhorter, Chairman of the Board of the Company, stated, “The principal contributor to our small first quarter loss was the loss from the New Jersey private passenger auto business. Preserver continued to produce good earnings and excellent Commercial Lines growth. Due to winter weather, North East’s small operating loss was a customary first quarter and comparable to that in 2000. Mountain Valley turned a profit for the quarter, reflecting the continued progress we are making in expanding that business and reducing its expenses. Both Preserver and Mountain Valley are poised to take advantage of opportunities emerging in Commercial Lines.”

             The Company also reported that the New Jersey Department of Banking and Insurance (“NJ DOBI”) had denied the Company’s Motor Club of America Insurance Company (“Motor Club”) unit’s April 30 application for relief from take-all-comers personal automobile insurance laws in that State. Motor Club will be requesting reconsideration of the decision, based on what it views as an incomplete evaluation of the facts and circumstances regarding its application by the NJ DOBI, including Motor Club’s first quarter results.

             As previously announced, the premium to surplus ratio for Motor Club was 3.18 to 1 at December 31, 2000. This ratio increased to 3.45 to 1 for the twelve months ended March 31, 2001, the result of increased writings and poor results of operations in the 2001 first quarter. The Motor Club unit is separately capitalized from the Preserver Insurance Group and writes only New Jersey private passenger automobile business, the only subsidiary of the Company to write such business.

             Motor Club of America owns and operates five regionally focused property and casualty insurance companies, including companies that specialize in small and mid-sized commercial insurance through the Preserver Insurance Group.

             The Preserver Insurance Group consists of Preserver Insurance Company, which writes small commercial and homeowners insurance presently in New Jersey, and Mountain Valley Indemnity Company, which writes small and mid-sized commercial insurance presently in New England and New York.  The Preserver Insurance Group is rated B++ (Very Good) by A.M. Best Company. American Colonial Insurance Company plans to commence operations in New York in 2001, writing commercial lines in tandem with Mountain Valley.

             Motor Club of America Insurance Company writes personal automobile insurance in New Jersey and is rated B+ (Very Good) by Best. North East Insurance Company writes personal automobile and small commercial lines insurance in the State of Maine and is rated B (Fair) by Best.

             Forward-Looking Statement Disclaimer. This press release contains statements that are not historical facts and are considered "forward-looking statements" (as defined in the Private Securities Litigation Reform Act of 1995), which can be identified by terms such as "believes", "expects", "may", "will", "should", "anticipates", the negatives thereof, or by discussions of strategy.  Certain statements are forward-looking statements that involve risks, uncertainties, opinions and predictions, and no assurance can be given that the future results will be achieved since events or results may differ materially as a result of risks facing the Company.  These include, but are not limited to, the cyclical nature of the property casualty insurance industry, the impact of competition, product demand and pricing, claims development and the process of estimating reserves, the level of the Company’s retentions, catastrophe and storm losses, legislative and regulatory developments, changes in the ratings assigned to the Company by rating agencies, investment results, availability of reinsurance, availability of dividends from our insurance company subsidiaries, investing substantial amounts in our information systems and technology, the ability of our reinsurers to pay reinsurance recoverables owed to us, our entry into new markets, our acquisition of North East Insurance Company on September 24, 1999, our acquisition of Mountain Valley Indemnity Company on March 1, 2000, our successful integration of these acquisitions, potential future tax liabilities related to an insolvent subsidiary and state regulatory and legislative actions which can affect the profitability of certain lines of business and impede our ability to charge adequate rates, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

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SEE STATEMENT OF OPERATIONS ATTACHED
THIS NEWS RELEASE IS ALSO AVAILABLE AT WWW.MOTR.COM
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MOTOR CLUB OF AMERICA
AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended
	March 31, 2001	March 31, 2000
		(Restated)
Revenues:
Insurance premiums (net of premiums ceded totaling $3,486,168 (2001) and $2,350,518 (2000))	$21,922,214	$18,259,427
Net investment income	1,655,436	1,399,286
Other revenues	23,518	39,719
Total revenues	23,601,168	19,698,432
Losses and Expenses:
Insurance losses and loss expenses incurred (net of reinsurance recoveries totaling $4,698,411 (2001) and $2,684,701 (2000))	16,474,380	12,482,005
Acquisition costs and other operating expenses	6,875,491	6,239,829
Merger-related expenses	-	354,097
Interest expense	515,894	323,607
Amortization of goodwill	21,174	21,174
Total losses and expenses	23,886,939	19,420,712
Income (loss) before Federal income taxes	(285,771)	277,720
Provision (benefit) for Federal Income taxes	(99,536)	96,264
Net income (loss)	$(186,235)	$181,456
Net income (loss) per common shares:
Basic	$(.09)	$.09
Diluted	$(.09)	$.09
Weighted average common andpotential common shares outstanding:
Basic	2,124,387	2,124,387
Diluted	2,124,387	2,124,387
Key Financial Statistics:
Book value per share	$14.62	$12.73
Loss ratio (GAAP basis)	75.1%	68.4%
Expense ratio (GAAP basis)	31.4%	36.1%
Combined ratio (GAAP basis)	106.5%	104.5%
Net premium written	$25,214,664	$17,621,390